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                                                                    Exhibit 11.1


                         A.C. MOORE ARTS & CRAFTS, INC.

                         Pro Forma Net Income Per Share

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


                                                      Year Ended                              Six Months
                                                  December 31, 1996                      Ended June 30, 1997
                                                  -----------------                      -------------------

Pro forma net income                                 $3,817,000                             $     92,000
                                                     ==========                             ============

Weighted average shares
outstanding                                           4,300,000                                4,300,000

Stock options                                           178,148                                  178,148


Equivalent shares necessary
 to fund distributions to
 shareholders in excess of
 earnings                                                54,434                                   54,434
                                                     ----------                            -------------


                                                      4,532,582                                4,532,582
                                                     ==========                              ===========


Pro forma net income per
share                                                    $0.84                                     $0.02
                                                     =========                            ==============
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